COMPANY CONTACT:               Tony M. Shelby
                                                          Chief Financial Officer
                                                          (405) 235-4546

KCSA CONTACT:                         Leslie A. Schupak/Joe Mansi
                                                          (212) 682-6300, ext. 205/207

May 25, 2006

AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES
SUBSIDIARY'S REDEMPTION OF
10 3/4% SENIOR NOTES DUE 2007

Oklahoma City, Oklahoma. . . . May 25, 2006. . .. . LSB Industries, Inc. (AMEX: LXU), announced that its subsidiary, ThermaClime, Inc., is redeeming all $6.3 million, plus accrued interest, of outstanding 10 3/4% Senior Notes due 2007 that are not held by the Company. ThermaClime, Inc. is utilizing proceeds from a recent 7% convertible debenture offering by the Company to redeem the 10 3/4% Senior Notes. The Company has previously purchased, directly from holders, $7.0 million of the 10 3/4% Senior Notes with proceeds of this 7% convertible debenture offering. This redemption is intended to reduce the cost of funds to the Company and to retire debt with a near term maturity.

LSB Industries, Inc.

We are a diversified holding company and our principal business activities consist of the:

  Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

  Chemical Business engaged in the manufacturing and selling of chemical products produced from three plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

The Company's common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

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